EXHIBIT 99.1

PRESS RELEASE

SATCON ANNOUNCES RESTRUCTURING INITIATIVE AS PART OF LONG-TERM STRATEGIC PLAN

Boston, Massachusetts — January 4, 2012- Satcon Technology Corporation® (NASDAQ CM: SATC) today announced a set of cost reduction initiatives as part of the company’s strategic plan to improve its financial performance and align its global workforce and operations infrastructure.

Under the plan, Satcon will focus product development and marketing efforts on delivering the industry’s highest performing turnkey solutions for the large scale commercial and utility solar markets with concentration on North America, China, India and Thailand as well as other emerging markets in the Asia-Pacific region.  Through a combination of focused research and development, enhanced operational alignment, and continued improvements in the supply chain, Satcon will concentrate its product development resources on cost reduction and delivering best-in-class performance across its entire product portfolio, including an increased emphasis on Prism Platform, Satcon’s next generation turnkey multi-megawatt medium voltage building block.

Satcon will also close its Canadian manufacturing facility, and is currently working to partner with a contract manufacturer to maintain Ontario production capacity for Satcon solutions to continue to satisfy Ontario’s feed-in tariff requirements.  In addition, Satcon has restructured its office and warehouse infrastructure in Europe, China and the United States in order to better align with market conditions and further reduce costs.

As part of the organizational restructuring, the company will reduce its workforce by 140 employees worldwide, or approximately 35%.  This reduction, combined with the closure of the Canadian facility, will result in charges of approximately $2.8 million to $3.0 million.  The majority of the charges are expected to occur in the fourth quarter of 2011, with the remainder taking place in the first quarter of 2012.  The company expects ongoing savings of approximately $15 million to $17 million annually once all actions are implemented by the second quarter of 2012.

In addition to the restructuring charges, the company is currently analyzing its inventory and certain non-cancellable supplier-held inventory, and will write down the value or take a charge to reflect current market conditions.  This will result in expected charges during the fourth quarter of 2011 of approximately $20 million to $26 million, with the majority of the charges comprised of non-cash items.  These charges were not anticipated when the company provided its fourth quarter 2011 guidance.

“Our commitment to achieving profitability, combined with the dynamic PV environment of 2011, have led us to adjust our cost structure to ensure that we are able to successfully deliver the industry’s most advanced and cost effective solutions profitably,” said Aaron Gomolak, Satcon’s Chief Financial Officer.  “These spending reductions, coupled with our accelerated cost reduction programs, significantly lower our breakeven level during the first half of 2012.”

“The worldwide solar market conditions in 2011 demonstrate the dynamic nature of this maturing industry,” said Steve Rhoades, Satcon’s President and Chief Executive Officer.  “The compounding effects of reduced panel costs and market demand shifts towards North America and Asia, have forced the entire industry to adjust as we enter the next phase of development.  Decreasing prices, however, present significant opportunity for Satcon, where the demand for our large-scale inverter solutions nearly doubled in North America and Asia year-over-year.    The measures we have announced today will help to ensure that Satcon achieves the financial strength required to profitably maintain our leadership position as the standard for large scale inverter systems as solar power generation becomes a more affordable and stronger investment worldwide.”

Satcon’s management will host a conference call and live webcast today, January 4, 2012, at 9:00 a.m. ET to discuss its restructuring initiative.  To access the conference call, U.S. participants may dial (877) 407-8289 and international participants may dial (201) 689-8341.  In addition, a live webcast of management’s remarks will be available on Satcon’s investor relations website at www.satcon.com.

About Satcon
Satcon Technology Corporation is the leading provider of utility scale power solutions for the renewable energy market, enabling the industry’s most advanced reliable and proven clean energy alternatives.  For over 25 years, Satcon has designed and delivered the next generation of efficient energy systems for solar photovoltaic, stationary fuel cells, and energy storage systems.  To learn more about Satcon, please visit www.Satcon.com.

Safe Harbor
Statements made in this press release that are not historical facts, or which apply prospectively, are forward-looking statements that are made pursuant to the Safe Harbor Provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can be identified by the use of terms and phrases such as “will,” “intends,” “believes,” “expects,” “plans,” “anticipates” and similar expressions.  These statements are made based on management’s expectations and beliefs concerning future events impacting the company, and include, for example, statements we make regarding the expected improvement in our financial performance and savings resulting from the cost reduction plan.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties, including but not limited to our ability to achieve profitability, our ability to successfully manage contract manufacturing relationships, the market adoption of renewable energy solutions, and other risks described in the company’s SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC.  As a result, actual results of our operations or our financial condition could differ materially from those expressed or implied in these forward-looking statements.  Forward-looking statements contained in this press release speak only as of the date of this release.  Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date.  The company expressly disclaims any obligation to update the information contained in this release.

Satcon Contacts:

Michael Levi

(949) 201-5955

michael.levi@satcon.com

or

Leah Gibson
(617) 910-5515
Leah.Gibson@satcon.com